Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 18, 2022, relating to the consolidated financial statements of UpHealth, Inc. as of and for the year ended December 31, 2021, which appears in Uphealth, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Plante & Moran, PLLC

April 5, 2023

Denver, Colorado